UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
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ENTRUST, INC.

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Press Release

FOR IMMEDIATE RELEASE

RISKMETRICS GROUP RECOMMENDS ENTRUST STOCKHOLDERS

VOTE “FOR” AMENDED MERGER AGREEMENT WITH THOMA BRAVO

Third Independent Proxy Advisory Firm and Largest Stockholder Endorses Transaction

DALLAS – July 22, 2009 – Entrust (NASDAQ: ENTU), a world leader in securing digital identities and information, today announced that RiskMetrics Group (formerly Institutional Shareholder Services), a leading independent proxy advisory firm, recommends that Entrust stockholders vote “FOR” the Company’s amended merger agreement with an affiliate of Thoma Bravo, LLC (“Thoma Bravo”) at the Special Meeting of Stockholders to be held on July 28, 2009. As previously announced, under the terms of the amended merger agreement, an affiliate of Thoma Bravo will acquire all of the outstanding shares of Entrust common stock for $2.00 per share in cash. This is an increase of over 8% over the $1.85 per share cash purchase price contemplated by the parties’ original merger agreement previously announced on April 13, 2009.

RiskMetrics is the third leading independent proxy advisory firm to recommend that Entrust stockholders vote in favor of the amended merger agreement with Thoma Bravo. As previously announced, Glass Lewis & Co. and PROXY Governance, Inc. also recommended that Entrust stockholders vote “FOR” the Thoma Bravo transaction. The analyses and recommendations of these three proxy advisory firms are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.

Entrust noted that on April 15, 2009, Empire Capital, which is Entrust’s largest stockholder and owns approximately 11.2 million shares of Entrust common stock, representing approximately 18% of the Company’s outstanding shares, filed with the Securities and Exchange Commission (“SEC”) a Schedule 13D/A stating it entered into Voting Agreements with Thoma Bravo to vote all of its shares in favor of the proposed transaction. In such Schedule 13D/A, Empire Capital stated its belief that the proposed transaction “is in the best interest of all of the Company’s shareholders.”

“We are pleased that RiskMetrics recommends that Entrust stockholders vote ‘FOR’ the amended merger agreement with Thoma Bravo,” said Michael McGrath, Chairman of the Board of Entrust. “Throughout this process, our Board of Directors has been steadfastly committed to maximizing value for our stockholders. Our Board, with the assistance of independent financial and legal advisors, conducted an extensive and thorough review of the Company’s strategic alternatives, and has concluded that the proposed merger agreement with Thoma Bravo, as amended, achieves the highest attainable value for our stockholders. We are proud of the value we have delivered to our stockholders through this amended merger agreement and urge all Entrust stockholders to vote ‘FOR’ the proposed merger with Thoma Bravo today.”

In recommending that Entrust’s stockholders vote “FOR” the amended merger agreement with Thoma Bravo, RiskMetrics stated:

“Based on our review of the revised offer coupled with updated consensus estimates, we recommend shareholders vote FOR the proposed transaction. Our revised vote recommendation is largely premised on the implied valuation of the higher offer. Applying revised consensus revenue and EBITDA estimates to its peer valuation multiples and adjusting for Entrust’s historical multiple discount, our analysis indicates that the current offer price of $2.0 per share implies a reasonable premium.”*

Entrust urges stockholders to follow the RiskMetrics, Glass Lewis and PROXY Governance recommendations by signing, dating and returning the Company’s proxy card today. Entrust stockholders who have questions or require assistance voting their shares should contact the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 825-8772.

The vote of Entrust’s stockholders is very important regardless of the number of shares of common stock they own. Whether or not stockholders are able to attend the Special Meeting in person, to ensure their votes are counted, stockholders are urged to vote by telephone or Internet as soon as possible. If stockholders fail to return their proxy cards, fail to attend the Special Meeting and vote in person, or fail to register their vote by internet or telephone, the effect will be that their shares will be counted against approval of the amended merger agreement.

On July 16, 2009, Entrust filed an investor presentation with the SEC in connection with the Company’s amended merger agreement. The Company’s presentation is available on the Investor Relations section of the Company’s Web site at www.entrust.com/investor/thoma-bravo.htm or at the SEC’s Web site at www.sec.gov.

Barclays Capital is acting as financial advisor to Entrust and Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Entrust’s legal advisor.

*	Permission to use quotations from the RiskMetrics report was neither sought nor obtained.

Additional Information and Where You Can Find It

In connection with the proposed transaction, Entrust has filed a proxy statement and relevant documents concerning the proposed transaction with the SEC. Investors and security holders of Entrust are urged to read the proxy statement and any other relevant documents filed with the SEC because they will contain important information about Entrust and the proposed transaction. The proxy statement and any other documents filed by Entrust with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Entrust by contacting Entrust Investor Relations at david.rockvam@entrust.com or via telephone at 972-728-0424. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Entrust and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Entrust’s stockholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different then those of Entrust’s stockholders generally) is included in Entrust’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Entrust’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations Entrust, at entrust.com\investor.

About Entrust

Entrust (NASDAQ: ENTU) secures digital identities and information for consumers, enterprises and governments in more than 2,000 organizations spanning 60 countries. Leveraging a layered security approach to address growing risks, Entrust solutions help secure the most common digital identity and information protection pain points in an organization. These include SSL, authentication, fraud detection, shared data protection and e-mail security. For information, call 888-690-2424, e-mail Entrust@Entrust.com or visit www.Entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks or registered trademarks of Entrust, Inc. or Entrust Limited. All other company and product names are trademarks or registered trademarks of their respective owners.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 28 years. The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Through a series of private equity funds, Thoma Bravo currently manages approximately $2.5 billion of equity capital. In the software industry, Thoma Bravo has completed 39 acquisitions across 12 platform companies with total annual earnings in excess of $600 million. For more information on Thoma Bravo, visit www.thomabravo.com.

CONTACTS:

Investors David E. Rockvam Chief Marketing Officer & Investor Relations 972-728-0424 david.rockvam@entrust.com	Media Matt Sherman / Ed Trissel Joele Frank, Wilkinson Brimmer Katcher 212-355-4449 msherman@joelefrank.com / etrissel@joelefrank.com